Exhibit 99.1

Mannatech Reports First Quarter 2016 Financial Results

(COPPELL, Texas) May 11, 2016 — Mannatech, Incorporated (NASDAQ: MTEX), the pioneer of glyconutrition, leading innovator of naturally-sourced supplements based on Real Food Technology® solutions, and creator of the M5MSM (Mission 5 MillionSM) social entrepreneurial movement, today announced financial results for its first quarter 2016.

First Quarter Results

First quarter net sales for 2016 were $40.7 million, a decrease of $3.7 million or 8.3% as compared to $44.4 million in the first quarter of 2015. Our net sales declined 3.6% on a Constant dollar basis (see Non-GAAP Financial Measures, below); unfavorable foreign exchange caused a $2.1 million decline in GAAP net sales as compared to the same period in 2015. Income from operations was $0.5 million for the first quarter 2016, as compared to $2.5 million in the same period in 2015. Net income was $0.6 million, or $0.21 per diluted share, for the first quarter 2016, as compared to $1.1 million, or $0.40 per diluted share, for the first quarter 2015.

For the three months ended March 31, 2016, Mannatech’s operations outside of the Americas accounted for approximately 60.7% of Mannatech’s consolidated net sales.

For the three months ended March 31, 2016, Asia/Pacific net sales decreased by $1.3 million, or 5.7%, to $21.4 million, as compared to $22.7 million for the same period in 2015. Net sales comparisons for the first quarter were affected by the impact of fluctuations in foreign currency exchange rates. In constant dollars (a non-GAAP financial measure), first quarter 2016 net sales would have been $1.3 million higher, or $22.7 million. The currency impact was primarily due to depreciation of the Korean Won, Australian Dollar, and New Zealand Dollar. Active associates and members, who have purchased products and/or packs in the Asia/Pacific region during the last 12 months, have increased 1.9%.

For the three months ended March 31, 2016, net sales for Europe, the Middle East and Africa (“EMEA”) decreased by $0.3 million, or 8.3%, to $3.3 million, as compared to $3.6 million for the same period in 2015. In constant dollars (a non-GAAP financial measure), net sales for the first quarter 2016 would have been $0.7 million higher, or $4.0 million. The currency impact was primarily due to the depreciation of the South African Rand, British Pound and Euro. When first quarter of 2016 is compared to the same period during 2015, recruiting of associates in the EMEA region increased 16.4%, and active associates and members that have purchased products and/or a pack in the EMEA region during the past 12 months increased 6.9%.

For the three months ended March 31, 2016, net sales for the Americas decreased by $2.1 million, or 11.6%, to $16.0 million, as compared to $18.1 million for the same period in 2015. When first quarter of 2016 is compared to the same period during 2015, recruiting of associates in the Americas region increased 13.6%.; however, there was a decrease in active independent associates who have purchased products and/or a pack in the Americas region during the past 12 months.

The approximate number of new and continuing independent associate and member positions held by individuals in Mannatech’s network and associated with purchases of our packs or products as of March 31, 2016 and 2015 were approximately 218,000 and 230,000, respectively. Recruiting decreased 6.7% in the first quarter of 2016 as compared to the first quarter of 2015 as increases in the EMEA and Americas regions were offset by a decrease in the Asia/Pacific region. The number of new independent associate and member positions in the company’s network for the first quarter of 2016 was approximately 23,800, as compared to 25,500 for the same period in 2015.

Mannatech’s cash and cash equivalents increased by approximately $1.6 million to a balance of $33.6 million at March 31, 2016 as compared to $32.0 million at December 31, 2015. Also, total shareholder’s equity increased by $1.4 million to a balance of $40.0 million, as compared to $38.6 million at December 31, 2015.

Non-GAAP Measures

In addition to results presented in accordance with GAAP, this press release and related tables include certain non-GAAP financial measures, including a presentation of constant currency measures.  We disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: Net Sales, Gross Profit, and Income from Operations.

We believe that these non-GAAP financial measures provide useful information to investors because they are an indicator of the strength and performance of ongoing business operations.  The constant currency figures are financial measures used by management to provide investors an additional perspective on trends.  Although we believe the non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an exclusive alternative to accompanying GAAP financial measures.

Conference Call

Mannatech will host a conference call to discuss the quarter’s results with investors on Wednesday, May 11, 2016 at 10 a.m. CDT, 11 a.m. EDT. The live call will be webcast and can be accessed on Mannatech’s website at http://ir.mannatech.com.

For those unable to listen to the live broadcast, a replay will be available shortly after the call. The toll-free replay number is (855) 859-2056 (International (404) 537-3406); the Conference ID to access the call is 56400213.

Individuals interested in Mannatech’s products or in exploring its business opportunity can learn more at Mannatech.com.

CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)
	March 31, 2016 (unaudited)	December 31, 2015
ASSETS
Cash and cash equivalents	$33,581	$31,994
Restricted cash	1,513	1,511
Accounts receivable, net	219	369
Income tax receivable	8	4
Inventories, net	11,228	9,199
Prepaid expenses and other current assets	3,998	2,905
Deferred commissions	3,969	3,443
Deferred tax assets, net	430	460
Total current assets	54,946	49,885
Property and equipment, net	3,617	3,848
Construction in progress	1,362	839
Long-term restricted cash	6,741	6,586
Other assets	3,878	3,759
Long-term deferred tax assets, net	3,766	3,725
Total assets	$74,310	$68,642
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of capital leases	$418	$447
Accounts payable	5,617	2,683
Accrued expenses	4,698	6,221
Commissions and incentives payable	7,628	6,818
Taxes payable	1,489	736
Current deferred tax liability	85	84
Current notes payable	971	713
Deferred revenue	9,926	8,677
Total current liabilities	30,832	26,379
Capital leases, excluding current portion	518	612
Long-term deferred tax liabilities	6	24
Long-term notes payable	979	1,069
Other long-term liabilities	2,003	1,994
Total liabilities	34,338	30,078

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock	—	—
Additional paid-in capital	38,904	40,494
Retained earnings	9,180	8,589
Accumulated other comprehensive income	1,273	686
Treasury stock, at average cost, 76,986 shares as of March 31, 2016 and 91,894 shares as of December 31, 2015, respectively	(9,385)	(11,205)
Total shareholders’ equity	39,972	38,564
Total liabilities and shareholders’ equity	$74,310	$68,642

See accompanying notes to unaudited consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share information)

	Three months ended March 31,
	2016	2015
Net sales	$40,708	$44,370
Cost of sales	8,389	8,553
Gross profit	32,319	35,817

Operating expenses:
Commissions and incentives	15,618	17,542
Selling and administrative expenses	8,142	8,813
Depreciation and amortization	443	396
Other operating costs	7,580	6,555
Total operating expenses	31,783	33,306

Income from operations	536	2,511
Interest income (expense)	(13)	30
Other income (expense), net	334	(932)
Income before income taxes	857	1,609

Provision for income taxes	266	510
Net income	$591	$1,099

Earnings per common share:
Basic	$0.22	$0.41
Diluted	$0.21	$0.40

Weighted-average common shares outstanding:
Basic	2,696	2,677
Diluted	2,780	2,730

Non-GAAP Financial Measures

To supplement our financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: Net Sales, Gross Profit, and Income from Operations.  We refer to these adjusted financial measures as constant dollar items, which are non-GAAP financial measures.  We believe these measures provide investors an additional perspective on trends.  To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, we calculate current year results and prior year results at a constant exchange rate, which is the prior year’s rate.  Currency impact is determined as the difference between actual growth rates and constant currency growth rates.

Three months ended	March 31, 2016		March 31, 2015	Reconciliation – Constant $
	GAAP Measure: Total $	Non-GAAP Measure: Constant $	GAAP Measure: Total $	Dollar	Percent
Net sales	$40.7	$42.8	$44.4	$(1.6)	(3.6)%
Product	33.7	35.3	34.2	1.1	3.2%
Pack	5.8	6.2	8.9	(2.7)	(30.3)%
Other	1.2	1.2	1.3	(0.1)	(7.7)%
Gross profit	32.3	33.8	35.8	(2.0)	(5.6)%
Income from operations	0.5	0.8	2.5	(1.7)	(68.0)%

The approximate number of new and continuing positions held by independent associates and members who purchased our packs or products during the twelve months ended  March 31, 2016 and 2015 were as follows:

	2016		2015
New	94,000	43.1%	108,000	47.0%
Continuing	124,000	56.9%	122,000	53.0%
Total Active	218,000	100.0%	230,000	100.0%

About Mannatech
Mannatech, Incorporated, develops high-quality health, weight and fitness, and skin care products that are based on the solid foundation of nutritional science and development standards. Mannatech is dedicated to its platform of Social Entrepreneurship based on the foundation of promoting, aiding and optimizing nutrition where it is needed most around the world. Mannatech’s proprietary products are available through independent sales associates around the globe including the Americas (United States, Canada, Colombia and Mexico), Asia/Pacific (Australia, New Zealand, Japan, Taiwan, Singapore, the Republic of Korea, and Hong Kong), and EMEA (Austria, Denmark, Germany, Norway, Sweden, the Netherlands, the United Kingdom, Estonia, Finland, the Republic of Ireland, Czech Republic, South Africa, and the Republic of Namibia). For more information, visit Mannatech.com.

Please Note: This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as ““may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “approximates,” “predicts,” “projects,” “potential,” and “continues” or other similar words or the negative of such terminology. Similarly, descriptions of Mannatech’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Mannatech believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Mannatech’s inability to attract and retain associates and members, increases in competition, litigation, regulatory changes, and its planned growth into new international markets. Although Mannatech believes that the expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

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Contact Information:
Donna Giordano
Manager, Executive Office Administration
972-471-6512
ir@mannatech.com
www.mannatech.com